EXHIBIT 99.1


FOR IMMEDIATE RELEASE
February 17, 2004

FOR MORE INFORMATION CONTACT
Theodore A. Fleron
512-404-5040

                   FINANCIAL INDUSTRIES CORPORATION ANNOUNCES
            ELECTION OF CHARLES B. COOPER AS CHIEF OPERATING OFFICER

AUSTIN, Texas -- (BUSINESS WIRE) - February 17, 2004 -- Financial Industries Corporation ("FIC") today announced that its Board of Directors has elected Charles B. Cooper as Chief Operating Officer.

Mr. Cooper has over 33 years of management experience in the life insurance industry. From February 2000 to July 2002, he served as President and CEO of American Amicable Group. He was President and Chief Operating Officer of
American Income Life from 1975 to 1999. Mr. Cooper has also served as a management consultant to several insurance companies. His consulting practice has involved a wide range of operational matters, including product analysis, systems conversions and operations audit. Mr. Cooper has received a B.A. in Economics from the University of Washington and a J.D. from University of Washington School of Law.

Mr. Cooper has served as a consultant to FIC since November 2003.

FIC also announced the termination of the employment of Thomas C. Richmond and John Welliver, who had been vice presidents of the Company. Mr. Richmond and Mr. Welliver had been responsible, respectively, for information technology services and operations.

The information in this release relating to the Company's operations, future business developments, and contingencies and uncertainties constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.

Financial Industries Corporation, through its various subsidiaries, markets and underwrites individual life insurance and annuity products. The Company's Nasdaq symbol is FNIN. For more information on FIC, go to http://www.ficgroup.com on the Internet.



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